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                                                                    Exhibit 10.2

                ELEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT
                ------------------------------------------------

         This Eleventh Amendment to Revolving Credit Agreement ("Eleventh Amendment") is made as of November 30, 2001 by and among PROVANT, Inc. (the "Borrower"), a Delaware business corporation having its principal place of business at 67 Batterymarch Street, Suite 500, Boston, MA 02110, Fleet National Bank, a national banking association ("Fleet"), Wells Fargo Bank Iowa, N.A., a national banking association ("Wells Fargo"), Citizens Bank of Massachusetts, a Massachusetts banking corporation ("Citizens"), and KeyBank National Association, a national banking association ("KeyBank", together with Fleet, Wells Fargo and Citizens, the "Banks"), and Fleet National Bank, as agent for itself and the other Banks (the "Agent")

                                     RECITAL
                                     -------

         WHEREAS, the Borrower, the Banks and the Agent previously entered into that certain Revolving Credit Agreement, dated as of April 8, 1998, as thereafter modified and amended by the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth and Tenth Amendments thereto and a letter amendment dated as of November 6, 2001 (said Revolving Credit Agreement, as so amended prior to the date hereof, the "Credit Agreement"), pursuant to which the Banks have made available to the Borrower a revolving credit loan facility for its corporate purposes; and

         WHEREAS, the parties hereto now desire to further amend or modify the Credit Agreement in certain respects, all as more particularly set forth hereinbelow.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. All capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

         Section 2. Amendments to Credit Agreement.

         (i) The definitions of "Borrowing Base" and "Leverage Ratio" in Section
1.1 is hereby amended in its entirety to provide as follows:

             "Borrowing Base. At the relevant time of reference thereto, an amount, determined by Agent by reference to the most recent Borrowing Base Report delivered to Banks and Agent pursuant to Section 7.4(h), equal to 100% of the total amount of Eligible Accounts Receivable as determined by Agent by reference to the most recent Borrowing Base Report delivered to Agent, plus:

         (a)  during the month of December, 2001, $13,000,000;
         (b)  during the month of January, 2002, $13,000,000;
         (c)  during the month of February, 2002, $13,000,000;

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         (d)  during the month of March, 2002, $12,000,000;
         (e)  during the month of April, 2002, $10,000,000;
         (f)  during the month of May, 2002, $11,000,000; and
         (g)  during the month of June, 2002, $10,000,000."

         "Leverage Ratio. As of the last day of any fiscal quarter, the ratio of
(a) Consolidated Total Funded Debt to (b) Consolidated EBITDA on the last day of such fiscal quarter multiplied by four."

     (ii) The first sentence in Section 2.8.3 is amended in its entirety to provide as follows:

          "The Borrowing Base shall be determined bi-weekly by Agent by reference to the Borrowing Base Report."

     (iii) Section 7.4(h) is amended in its entirety to provide as follows:

          "(h) By Wednesday of every other week commencing December 12, 2001, a Borrowing Base Report setting forth the Borrowing Base as of the end of the immediately preceding week."

     (iv) Section 9 of the Credit Agreement is amended in its entirety to provide as follows:

         "9. FINANCIAL COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Revolving Credit Loan or any Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

         9.1 Consolidated Total Net Worth. The Borrower will maintain, at all times, a Consolidated Net Worth in an amount equal to at least $185,000,000.

         9.2 Profitable Operations. For the fiscal quarter of the Borrower and its Subsidiaries ending on December 31, 2001 the Consolidated Net Income of the Borrower and its Subsidiaries shall not be less than ($500,000), and for each fiscal quarter thereafter, the Consolidated Net Income of the Borrower and its Subsidiaries shall not be less than $1.00. For the fiscal quarter ending on December 31, 2001, the Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter may be calculated without reference to the amount of the one-time loss associated with the SPI Sale (provided that such loss shall not be in excess of $18,000,000).

         9.3 Leverage Ratio. For the fiscal quarters ending December 31, 2001, March 31, 2002 and June 30, 2002, the Borrower will not permit the Leverage Ratio, as of the last day of such fiscal quarter, to exceed 9.56:1.00, 2.86:1.00 and 2.15:1.00, respectively. For each such quarter, the Leverage Ratio will be calculated after adding back one-time charges.

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         9.4 Minimum Consolidated EBITDA. The Borrower will maintain, as of the last day of each fiscal quarter of its fiscal year 2002, Consolidated EBITDA as determined on a quarterly and fiscal year cumulative basis in amounts at least equal to the following:

--------------------------------------------------------------------------------

                             Fiscal Quarter    Fiscal Quarter   Fiscal Quarter
                            Ending 12/31/01    Ending 3/31/02   Ending 6/30/02
                            ---------------    --------------   --------------
================================================================================
For the relevant fiscal
quarter:                       $1,500,000        $4,800,000       $6,200,000

Cumulative for the 2002        $4,741,000        $9,541,000       $15,741,000
fiscal year
--------------------------------------------------------------------------------


Notwithstanding the foregoing, for the fiscal quarter ending December 31, 2001 in which the SPI Sale is accounted for, an amount equal to the one-time loss associated with such SPI Sale (but in no event greater than $18,000,000) shall be deducted from each of the Consolidated EBITDA target figures set forth above and for each fiscal quarter thereafter.

         9.5 Interest Coverage Ratio. The Borrower will not permit, as of the last day of the fiscal quarters ending December 31, 2001, March 31, 2002 and June 30, 2002, the ratio of Consolidated EBITDA to Consolidated Total Interest Expense for such fiscal quarter, to be less than 1.31:1.00, 4.09:1.00 and 5.06:1.00, respectively.

         9.6 Capital Expenditures. The Borrower and its Subsidiaries will not make in the aggregate Capital Expenditures in excess of the amount set forth below for the period corresponding thereto:

                        Period                         Amount
                        ------                         ------
                 7/1/01 to 12/31/01                  $2,700,000
                 7/1/01 to 3/31/02                   $3,500,000
                 7/1/01 to 6/30/02                   $4,200,000

Except as otherwise specified, the calculation of all financial covenants set forth in this ss.9 shall be in accordance with generally accepted accounting principles."

         Section 3.        Additional Agreements.
         ----------        ----------------------

         (a) Borrower shall pay to Agent for its benefit and for the ratable benefit of Banks a facility fee in the amount of $300,000 on December 28, 2001 if on such date any Bank's Commitment remains outstanding or if the Credit Agreement has not been repaid in full.

         (b) Borrower has notified Agent and Banks that it intends to refinance the Credit Agreement in full pursuant to a refinancing from new lenders (the "Refinancing") or pursuant to a financing to be underwritten or placed by Jeffries and Company, Inc. (the "Jeffries Offering"). In connection with the Refinancing and the Jeffries Offering Borrower fully and completely shall achieve each benchmark listed an Exhibit I attached hereto by the date corresponding to such

                                       3

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benchmark on Exhibit I and any failure to do so shall constitute an Event of
Default under the Credit Agreement (without any notice or grace whatsoever). Agent and Banks shall have full and unlimited access to all of Borrower's information regarding the Refinancing and the Jeffries Offering.

         (c) In addition to all other reporting requirements under the Credit Agreement, Borrower shall provide Agent and Banks actual and projected cash flow statements on a weekly basis, monthly income, balance and cash flow statements and quarterly compliance certificates, all in form and substance satisfactory to Agent.

         (d) Borrower shall deliver to Agent and Banks on or prior to December 15, 2001 a detailed alternative plan satisfactory to Agent and Banks for the refinancing in full of the Credit Agreement in the event the Refinancing or the Jeffries Offering is not successful.

         (e) The failure by Borrower to comply with any agreement, covenant or provision of this Eleventh Amendment shall constitute an Event of Default.

         Section 4. Conditions of Effectiveness. This Eleventh Amendment shall become effective upon satisfactory of the following conditions precedent: Agent shall have received (i) six (6) copies of this Eleventh Amendment executed by Borrower and Majority Banks and consented and agreed to by Guarantors pursuant to the form of amendment set forth as Annex A attached hereto, (ii) for each Borrower and Guarantor, a list of each state where each company is a registered organization, (iii) documentation regarding any change of names of any Guarantor prior to the effective date of the Eleventh Amendment and (iv) such other certificate, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel. Once effective, this Eleventh Amendment shall be deemed to satisfy the requirements of Section 2(iv) of the Tenth Amendment.

         Section 5. Effective Date. The effective date of this Eleventh Amendment shall for all purposes be the date appearing on the first page hereof.

         Section 6. Loan Documents Ratified and Confirmed. The Credit Agreement and each of the other Loan Documents, as they may be specifically supplemented or amended by this Eleventh Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the collateral described therein, do, and shall continue to, secure the payment of all obligations under the Loan Documents, in each case as amended or supplemented pursuant to this Eleventh Amendment. All references to the "Credit Agreement" contained in the Loan Documents shall mean or refer to the Credit Agreement as amended and supplemented by this Eleventh Amendment and as it may be further amended, supplemented, modified and restated and in effect from time to time, including without limitation any such amendment, supplement, modification or restatement which increases the amount of Indebtedness owing by the Borrower thereunder.

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         Section 7. Release. Borrower hereby releases, remises, acquits and forever discharges each Bank, Agent and each Bank's and Agent's employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or the Documents (all of the foregoing hereinafter called the "Released Matters"). Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

         Section 8. Bringdown. The Borrower hereby confirms that all representations and warranties with respect to the Borrower and any Subsidiaries contained in the Credit Agreement and each of the other Loan Documents and in any other certificate or document delivered in connection therewith are true and correct as of the date hereof, and that no Default or Event of Default is outstanding or would be created by the consummation of the transactions described herein.

         Section 9. Fees, Costs and Expenses. In addition to the foregoing transaction fee, Borrower agrees to pay on demand all the costs and expenses of the Agent and the Banks, including all consultant and legal fees and expenses, including without limitation all reasonable fees and expenses of counsel in connection with the preparation, execution and delivery of this Eleventh Amendment and the other documents and instruments to be delivered herewith and all UCC search and filing fees.

         Section 10. Miscellaneous. This Eleventh Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Eleventh Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Eleventh Amendment is intended to take effect as a sealed instrument and shall for all purposes be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).

         Section 11. Facsimile. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have caused this Eleventh
Amendment to be duly executed as an instrument under seal as of the date first above written.

                                              PROVANT, INC.


                                              By: /s/ Norman Fornella
                                                 ---------------------------
                                                 Title: Executive Vice President


                                              CITIZENS BANK OF MASSACHUSETTS


                                              By: /s/ Robert D. Mace
                                                 ---------------------------
                                                 Title: Vice President


                                              FLEET NATIONAL BANK


                                              By: /s/ David. J. Angell
                                                 ---------------------------
                                                 Title: Vice President


                                              KEYBANK NATIONAL ASSOCIATION


                                              By: /s/ Bruce Drouin
                                                 ---------------------------
                                                 Title: Vice President


                                              WELLS FARGO BANK IOWA, N.A.


                                              By: /s/ Lanny J. Benishek
                                                 ---------------------------
                                                 Title: Vice President


                                              FLEET NATIONAL BANK, as AGENT


                                              By: /s/ David. J. Angell
                                                 ---------------------------
                                                 Title: Vice President

                                       6

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

                                    EXHIBIT I
                                    ---------
1.   Delivery of a draft disclosure document about Borrower to one or more           November 30, 2001
     potential lenders and completion of preliminary
     solicitation booklet

2.   Meet with one or more potential lenders and delivery of booklets to targets     December 10, 2001

3.   Receipt of expressions of interest or draft documents from potential            December 20, 2001
     lenders.

4.   Closing and repayment in full of any and all amounts due or in connection       December 28, 2001
     with the Credit Agreement


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